Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 25, 2021 (except Note 20, as to which the date is April 23, 2021), in the Registration Statement (Form F-1) and related Prospectus of Hello Inc. dated April 23, 2021.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

April 23, 2021